Exhibit 99.8

TRANSFER OF SHARE

We,	Shin Nippon Biomedical Laboratories, Ltd. Company Registration Number: 3400-01-000031 of 2438 Miyanoura-Machi, Kagoshima City, Kagoshima 891-1394 (hereinafter called the said Transferor)

In consideration of the sum of US$87,150,000

paid by	SNBL U.S.A., Ltd. Company Number: of 6605 Merrill Creek Parkway, Everett WA 98203 (hereinafter called the said Transferee)

Do hereby bargain, sell, assign, and transfer to the said Transferee two million one hundred thousand (2,100,000) fully paid up Series A Preferred Shares.

(hereinafter called the said Shares)

of and in the undertaking called WAVE LIFE SCIENCES LTD.

To hold unto the said Transferee subject to the several conditions on which the Transferor held the same immediately before the execution hereof; and the said Transferee, hereby agrees to accept the said Shares subject to the conditions aforesaid.

As Witness our Hands this 19th day of March, in the year of Two Thousand and Eighteen (2018).

SIGNED by	/s/ Ken Takanashi
For and on behalf of Shin Nippon Biomedical Laboratories, Ltd. Name: Ken Takanashi Title: Executive Vice-President, COO
in the presence of:

/s/ Hideshi Tsusaki
Signature of Witness: Name: Hideshi Tsusaki Address: 2438 Miyanoura-Machi, Kagoshima
City, Kagoshima 891-1394

SIGNED by	/s/ Gerald Jacobson
For and on behalf of SNBL U.S.A., Ltd. Name: Gerald Jacobson Title: President, CEO & CFO
in the presence of:

/s/ Kazuya Hoshino
Signature of Witness: Name : Kazuya Hoshino Address: 6605 Merrill Creek Parkway Everett, WA 98203